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                                                                       Exhibit 5
                                                                   July 27, 2001



The Board of Directors
CRAY INC.

Dear Sirs:

        I am the general counsel of Cray Inc. (the "Company") and have supervised the corporate proceedings in connection with the filing of a Registration Statement on Form S-3 under the Securities Act of 1933, originally filed with the Securities and Exchange Commission on March 30, 2001 and as amended on April 19, 2001 and July 27, 2001, as thereafter amended or supplemented (the "Registration Statement") relating to the issuance of 5,139,408 shares of Common Stock (the "Shares") of the Company upon the exercise of certain warrants. I have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments that I deemed necessary for the purposes of this opinion.

        Based on the foregoing, it is my opinion that the Shares have been duly authorized and, when issued upon exercise and in accordance with the terms and conditions of the warrants, will be legally issued, fully paid and nonassessable.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the prospectus.


                                              Very truly yours,

                                              /s/ KENNETH W. JOHNSON
                                              ----------------------------------
                                              Kenneth W. Johnson
                                              General Counsel